UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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EXXON MOBIL CORPORATION

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Society has two important asks of ExxonMobil:

•	Reliably providing affordable energy and products critical to modern life and

•	Reducing greenhouse gas emissions.

We are doing both, all while focusing on growing long-term shareholder value.

ExxonMobil has more than 5 million shareholders who represent a wide range of viewpoints, and most are similarly focused on generating long-term value. Our ongoing engagement and response to investor perspectives is an important part of shareholder democracy and good governance.

Unfortunately, as we discussed in our 2024 Proxy,1 the shareholder proposal process, as it is currently being applied, is not serving the best interest of investors. Publicly traded companies have been receiving record high numbers of shareholder proposals over the past several years, and far too many are repeat proposals from serial proponents. The overwhelming majority of these proposals fail, and we have heard from investors and others that many of them are too prescriptive, redundant, or not tied to long-term shareholder value.

We agree, and we believe our investors will find this is the case with the proposals that are up for a vote at our Annual Meeting of Shareholders.

Item 4: Revisit Executive Pay Incentives for GHG Emission Reductions

Our executive compensation program is designed to drive sustainable growth in shareholder value and long-term accountability, reward outstanding performance, and attract and retain talent. The strength of our program is its alignment with our business strategy to drive long-term shareholder returns and ensure leading results through an energy transition, irrespective of its pace or shape.

Our Compensation Committee and the entire Board take their fiduciary duty to grow long-term investor value seriously. Long investment lead times and a complex risk-management landscape require a long-term view in our business, and our compensation program is designed to align decision making and reward performance consistent with this business model. Performance is evaluated in the context of our long-term strategy, and more than 70% of total direct compensation is delivered in performance shares, with the longest restriction periods in any industry.

As part of our strategy, we’re leveraging our core capabilities to meet the world’s growing need for energy and the products that enable modern life and to reduce emissions – both our own and others, especially those in hard to decarbonize industries. We developed our strategy to deliver long-term value for our shareholders, for our customers, and for society in a wide range of future scenarios. As strategic priorities evolve, the program is adaptable. Annual plan goals and performance metrics are disclosed in our Proxy Statement.

Given the strength of the Company’s executive compensation program design and comprehensive approach to establishing appropriate performance objectives, we recommend a vote AGAINST Item 4.

Item 5: Additional Pay Report on Gender and Racial Basis

We were pleased to see that ISS recommended voting against this same proposal at Applied Materials,2 because we provide the same clarity in our disclosures, and our results speak for themselves – compensation is at parity and our talent pipeline continues to increase women and U.S. minority executive representation. This clearly meets the intent of the proposal.

More specifically:

Recent third-party analysis, conducted in early 2024, validated that the design of our system is working as intended – again, compensation is at parity. Analysis across our company’s U.S. population showed an adjusted pay gap of less than 0.4% between women and men, and minority and non-minority employees.

We are particularly proud of this accomplishment, given that “meaningful development” is one of our strategic priorities. Ensuring equal pay for equal work and providing opportunities without bias toward race or gender is not just good policy – it is the right thing to do. Our highly skilled workforce is a key competitive advantage, and removing bias is critical to enable every employee to reach their full potential.

The unadjusted metrics sought by the proponent do not comprehend the variability in cultures, laws, and economies in the almost 60 countries where we operate. In fact, regulatory prohibitions, competitive concerns, and other variables make it impractical to track unadjusted pay gaps on a global basis – leading to a jumble of mismatched statistics merged into a meaningless whole.

As a result, unadjusted pay gaps would not add to our efforts to keep bias out of our decision making. On gender in particular, ISS recently specified that adjusted pay gaps are “more appropriate” for a “true assessment of potential discrimination” compared to unadjusted pay gaps.3

Our 2023 Investing in People report4 provides meaningful analysis of our workforce, going beyond the public disclosures in the EEO-1 Report,5 which we have published since 2022. These disclosures demonstrate that our compensation program is operating as intended and achieving unbiased outcomes. It includes:

•	Statistics on gender and U.S. minorities across our workforce from 2016-2023.

•	U.S. talent pipeline by gender and race for five career stages: entry level; manager; senior manager; vice president and senior vice president; and corporate leader.

•	Information on diversity initiatives, hiring, and recruiting, including progress toward goals.

The data and information we have recently published show continued improvement in unbiased access to opportunities. For example:

•

Over the past 10 years, we have consistently hired women and U.S. minority candidates for professional roles at levels representative of availability (i.e., the rate at which a defined group can be sourced externally).

•	We have a goal for our executives to be representative of availability by 2026.[6]

•	Women and U.S. minority executive representation has increased by more than 55% since 2016.

We believe we are a leader in both pay gap disclosures and outcomes compared to our U.S. peers, and the information we provide gives investors a clear view of our workforce’s composition, progression, and fair pay, which meets the intent of the proposal. The additional datapoint requested by the proponent would not provide investors with a better view, and we urge a vote AGAINST Item 5.

Item 6: Report on Plastic Production Under SCS Scenario

For the third year in a row, As You Sow is asking our investors to consider a report on financial impacts to our business based on the narrow, prescriptive, and increasingly outdated System Change Scenario (SCS) in Pew’s Breaking the Plastic Wave report.7

We have already demonstrated the resiliency of our business and investment portfolio – including plastics – under a scenario with a lower-demand profile, like the Pew SCS.

We assess our resiliency against a range of future scenarios, and we already make this information available to the public. In our 2024 Advancing Climate Solutions Report,8 we modeled a hypothetical business and investment portfolio, inclusive of our Chemicals Business and plastics production, under the International Energy Agency Net Zero by 2050 (IEA NZE) scenario, which assumes 30% growth in primary chemicals demand from 2020-2050. IEA acknowledges that society is not on the IEA NZE pathway, and society has in fact moved farther from this pathway since it was first published in 2021.

The vast majority of third-party projections show continued growth in the demand for plastics, as displayed in Figure 1.9

The Pew report only offers assumptions for a subset of plastics demand that they identify as 64% of the market10 – largely made up of non-durable plastics. If the full plastics market is considered under the Pew SCS, polyethylene and polypropylene demand in 2040 ranges from 27% growth to 4% reduction versus 2020.9 Even at the low end, that is similar to the demand between 2018-2022. Our average earnings for our Chemical Products business in that period (2018-2022) was more than $3 billion.11

Rather than working backward from a predetermined outcome, the Pew report’s Current Commitment Scenario focuses on public and private sector commitments made between 2016 and 2019. If all of the included regulations, restrictions, and bans came to pass by 2040, global plastic demand would fall by less than 5%.12 Applying that reduction to our Chemicals Business earnings over the last five years13 would show a decrease in corporate earnings of less than 1%.11,14

To be clear, our existing analysis and disclosures already cover a reduced-demand scenario – yet another report on a similar scenario would not be meaningful.

ExxonMobil has a long and successful track record of operating in cyclical businesses like plastics.

Our strategy starts with our commitment to be the lowest-cost supplier, which is important to remaining resilient through the business cycles. While margins are now at bottom-of-cycle, long-term chemical demand is expected to grow at 20% above global GDP. We expect our Chemical Products business to contribute more than $3 billion of earnings growth by 2027 versus 2019.15

The Pew report was NOT developed for use in corporate strategy or financial modeling.

The Pew report presents their vision of a “pathway towards collectively solving the ocean plastic pollution crisis.”7 It focuses only on a subset of plastic products, omitting durable items that make up more than one-third of the market.

To our knowledge, none of our peers use this scenario in their financial modeling. Modeling based on the SCS would not be comparable among peers or useful to investors.

Banana leaves and seaweed won’t solve the plastic waste problem.

The SCS requires a number of global “system interventions,” including significant shifts in consumer behavior, government regulation, scaling of alternatives, and other seismic societal movements. The world has not implemented these “system interventions” in the nearly four years since the report came out, and there’s no indication that the world will suddenly shift in that direction. In fact, due to the many benefits of plastics, demand has continued to increase over the past five years at a more than 2% compounded annual growth rate as of year-end 2023.16

The Pew report is clear that there are significant challenges and high costs associated with the SCS. For example, the scenario relies on substitutes for plastic, including paper and compostables, like banana leaves and seaweed. The challenges Pew identifies include:

•	Substitutes are much more expensive. We estimate the cost to be up to 85% more than plastics.[17]

•	Compostables and composting infrastructure are not available at the commercial scale needed to meet current demand for plastics.

•	Deforestation could accompany switching to paper, and other land use impacts of transitioning to compostables would need to be managed.

There is simply no alternative that offers the benefits and performance plastics provide in many applications. Pew recognizes that it is impossible to reduce demand for virgin plastics to zero. In 2040, the Pew SCS still sees 181 million tons of virgin plastic demand, with reduction driven in part by increased feedstocks of recycled plastic.18

We agree with Pew and the proponent that multiple solutions are needed to manage plastic waste in the environment.

We are helping our customers achieve their circularity goals with advanced recycling and responding to the market pull for certified circular plastics. The amount of the discarded plastic we process through our advanced recycling process, less manufacturing losses, is attributed to the certified circular plastics we sell using a well-established method called “mass balance.”19

Our new advanced recycling facility in Baytown is fully operational and delivering positive earnings, with customers including Berry Global and Amcor. Our plan is to develop more than 1 billion pounds per year of plastic-waste processing capacity by 2027 – more than 10 times our current capacity in Baytown. Earlier this year, As You Sow recognized ExxonMobil as a leading competitor in recycling capacity in a filing with another company.20

We encourage our investors to stay focused on the significant investments and actions we are taking to address the problem of plastic waste; as well as on our already extensive scenario modeling and improved disclosures; and vote AGAINST Item 6.

Item 7: Additional Social Impact Report

This proponent filed a similar proposal with us last year – it was rejected by 83% of shares voted. In recent years, we have engaged with investors on this topic, and some indicated they wanted to hear more about our approach. As a result, we added extensive content in our Sustainability Report on “Supporting a just transition,”21 including examples of how we continue to engage with our employees and communities as we manage changes in our facilities and business.

Given the continuous improvement of our disclosures, we encourage our investors to directly reference our most recent reports. Data sets compiled by others, like World Benchmark Alliance (WBA), may be outdated or too narrow. Like the proponent, the WBA looks to industry to set “timebound and measurable indicators” to ensure creation of “green and decent jobs”22 – overlooking the complexity of transitioning an energy system established over more than a century.

Any energy transition will be non-linear and have a lot of moving parts. It will progress at different rates with different goals in different locations across the globe. Resiliency is critical for any company in managing transition, and maintaining flexibility is a priority for ExxonMobil to help meet society’s needs over the long term.

Our industry has been in a continuous state of transition since it began – we do not believe that oil-and-gas-related jobs at our company will immediately decline as a result of an energy transition. The opportunity is tremendous, and we believe oil and natural gas will play a much greater role than the market thinks. As demand for energy and essential products grows, we are positioning our businesses and employees to meet it, irrespective of the pace or path an energy transition takes.

Given the much more expansive disclosures we have made to date and the many examples we have of managing our continuously evolving business over more than 140 years, we urge investors to vote AGAINST Item 7.

[1]	ExxonMobil 2024 Proxy Statement, https://investor.exxonmobil.com/2024-proxy-statement
[2]	ISS Proxy Analysis & Benchmark Policy Voting Recommendations for Applied Materials, Inc. published February 14, 2024
[3]

ISS-Corporate, Gender Pay Equity: Assessing Corporate Transparency and Performance (April 2, 2024), https://www.iss-corporate.com/file/documents/iss-corporate-gender-pay-equity-assessing-corporate-transparency-and-performance.pdf

[4]	ExxonMobil 2023 Sustainability Report: Investing in People, https://corporate.exxonmobil.com/-/media/global/files/sustainability/social/investing-in-people-2023.pdf
[5]	ExxonMobil 2022 EEOC Employer Information Report, https://corporate.exxonmobil.com/-/media/global/files/sustainability/social/eeo1-report-2022
[6]

At all times personnel decisions are made based on the most qualified candidate for the role without regard to race, color, sex, religion, national origin, citizenship status, age, genetic information, physical or mental disability, veteran, sexual orientation, gender identity or other legally protected status.

[7]	The Pew Charitable Trusts, Breaking the Plastic Wave (October 23, 2020), https://www.pewtrusts.org/-/media/assets/2020/10/breakingtheplasticwave_mainreport.pdf (the “Pew Report”).

[8]

See ExxonMobil 2024 Advancing Climate Solutions Report: Executive Summary, https://corporate.exxonmobil.com/-/media/global/files/advancing-climate-solutions/2024/2024-advancing-climate-solutions-report.pdf

[9]

Third-party projections and scenarios include: (1) Chemical Market Analytics (CMA) Circular Plastics Service, December 2023, by OPIS, A Dow Jones Company, Base Case and Green Case scenarios; (2) McKinsey & Company, How plastics-waste recycling could transform the chemical industry (December 12, 2018), (3) OECD, Global Plastics Outlook: Policy Scenarios to 2060 (June 21, 2022), Baseline and Regional Action scenarios; (4) Pew Breaking the Plastic Wave, 2020 Report Business as Usual and Pew System Change scenarios; and (5) International Energy Agency (IEA), Net Zero by 2050: A Roadmap for the Global Energy Sector (October 2021). The discussion of these third-party scenarios in this document does not reflect the likelihood or probability of any scenario occurring, the likelihood of the average of these scenarios occurring, or the adoption of any of these scenarios or their average by ExxonMobil for planning purposes or otherwise. The third-party scenarios reflect the modeling assumptions and outputs of their respective authors, not ExxonMobil. ExxonMobil recognizes that considerable uncertainty exists in all future scenarios. Third-party projections and scenario reporting has varying product and timing granularity. ExxonMobil technical experts have made assumptions to bring all data onto a consistent basis. Where there is no split of plastics products provided by third-parties, CMA and OECD splits are assumed. Where there is no split of primary chemicals provided by third-parties, growth is assumed to be consistent across all chemical products. Third-party growth rates are applied to normalized historic data. Data plotted in 10 year increments. The high end of the range on the chart of the Pew Report’s System Change Scenario assumes growth of durable plastics equal to the Pew Report’s Business-as-Usual scenario. The low end of the range on the chart of the Pew Report’s System Change Scenario assumes durable plastics follow the same trend as non-durable plastics in the System Change Scenario. MTA is an abbreviation of millions of tonnes per annum.

[10]	See the Pew Report, p. 21.
[11]

See Exxon Mobil Corporate Product Solutions Databook,
https://d1io3yog0oux5.cloudfront.net/_aacca70ffc23e02dd58303bb279b82ba/exxonmobil/db/2289/22056/file_xlsx/EMPS+recast+databook.xlsx;
see also Exxon Mobil Corporation 4Q 2023 Earnings Release (February 2, 2024), https://d1io3yog0oux5.cloudfront.net/_b08ba80f6ada20b10fb53c4e74109fd6/exxonmobil/db/2288/22190/earnings_release/4Q23+Earnings+
Press+Release+Website+%28with+updated+legends%29.pdf

[12]	Based on ExxonMobil analysis of data included in the Pew Report.
[13]	2019-2023
[14]

Even this analysis makes a number of conversative assumptions: (1) that these potential 2040 regulations apply to our production now, (2) that demand for our products would decline pro rata with this change in market demand, (3) that no products outside of these banned products would increase in market demand, as is predicted in other models, and (4) that these banned products are just as profitable as the other products we make, including our performance chemical products.

[15]

See ExxonMobil Product Solutions Spotlight (September 20, 2023), https://d1io3yog0oux5.cloudfront.net/_90b3cdc241fa8333c68ea2a98fe8b1fb/exxonmobil/db/2260/22129/presentation/EMPS+Spotlight+-+final+%28website%29.pdf

[16]	Growth rate was estimated using the sum of polyethylene, polypropylene and paraxylene from externally sourced demand data.
[17]	Based on ExxonMobil analysis of data included in the Pew Report.
[18]	See the Pew Report, p. 110.
[19]	ISCC PLUS mass balance approach using the “determined by mass” option with “certified free attribution” applied.
[20]	As You Sow, Westlake Corp. Shareholder Proposal on Single-Use Plastics, https://www.sec.gov/Archives/edgar/data/1086462/000121465924006574/z410247px14a6g.htm
[21]

See ExxonMobil 2023 Sustainability Report: Supporting a just transition, https://corporate.exxonmobil.com/sustainability-and-reports/sustainability/creating-sustainable-solutions/supporting-a-just-transition

[22]	World Benchmarking Alliance, Just Transition Methodology (July 2021), https://assets.worldbenchmarkingalliance.org/app/uploads/2021/07/Just-Transition-Methodology.pdf